UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2026

ANAVEX LIFE SCIENCES CORP.

(Exact name of registrant as specified in its charter)

Nevada	001-37606	98-0608404
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

630 5th Avenue, 20th Floor, New York, NY USA 10111

(Address of principal executive offices) (Zip Code)

1-844-689-3939

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock, par value $0.001 per share	AVXL	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Termination of Chief Executive Officer

On April 30, 2026, a special committee (the “Special Committee”) composed of independent directors of the Board of Directors (the “Board”) of Anavex Life Sciences Corp. (the “Company”) terminated the employment of Christopher Missling, PhD as the Company’s Chief Executive Officer for Cause (as defined in the Employment Agreement, dated as of June 27, 2013, between Dr. Missling and the Company, as amended and restated), effective immediately, for, among other things, conduct that the Special Committee believed was inconsistent with Company policy. The Special Committee has also requested that Dr. Missling resign as a member of the Board.

Appointment of Interim Chief Executive Officer

On May 4, 2026, the Board appointed Terrie Kellmeyer, PhD as the Company’s Interim Chief Executive Officer. Dr. Kellmeyer possesses over 30 years of experience in the pharmaceutical industry and has held executive leadership positions in Clinical Development, Regulatory Affairs, Clinical Operations, and Medical Affairs across multiple therapeutic areas. Prior to her appointment, she was the Senior Vice President, Clinical Development of the Company from November 2023 to May 2025 and has continued to work with the Company as a Senior Advisor since that date. Dr. Kellmeyer has also been acting as Executive Vice President, Regulatory Affairs at Aardvark Therapeutics since May 2025. Prior to joining Anavex, Dr. Kellmeyer held strategic leadership positions, including Group Vice President of Clinical Development at Acer Therapeutics from August 2021 to November 2023, Head of Global Regulatory Affairs at Madrigal Pharmaceuticals from July 2019 to August 2021 and positions of increasing responsibility at Intercept Pharmaceuticals, Amylin Pharmaceuticals and Gen-Probe. Dr. Kellmeyer also served as a consultant to Tunnell Consulting from August 2022 to May 2026 and to i2o Therapeutics from July 2025 to December 2025. Dr. Kellmeyer received her BS degree in Biotechnology from Rochester Institute of Technology, a PhD in Cell and Molecular Biology from SUNY Syracuse and did a Post-Doctoral Fellowship at the University of Rochester.

In connection with Dr. Kellmeyer’s appointment, her annual base salary was set at $500,000 and her annual bonus is anticipated to be 30% of her base salary. Pursuant to the terms of her employment agreement, Dr. Kellmeyer will be paid a one-time cash signing bonus of $150,000 and will be awarded 200,000 stock options at a meeting of the Company’s Compensation Committee as soon as reasonably practicable following her start date.

There are no family relationships between Dr. Kellmeyer and any Company director or executive officer, and no arrangements or understandings between Dr. Kellmeyer and any other person pursuant to which she was selected as an officer. There have been no transactions, and there are no currently proposed transactions, to which the Company was or is a participant and in which Dr. Kellmeyer had or is to have a direct or indirect material interest that would require disclosure pursuant to Item 404(a) of Regulation S-K.

A copy of the press release issued by the Company on May 6, 2026, announcing the appointment of Dr. Kellmeyer is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated May 6, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANAVEX LIFE SCIENCES CORP.

/s/ Sandra Boenisch
Name: Sandra Boenisch, CPA, CGA
Title: Principal Financial Officer, Treasurer

Date: May 6, 2026